Exhibit 10.22
CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT

This PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), made as of November 1, 2017 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the Second Amended and Restated 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of the Performance Unit award to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Performance Unit Award.

1.1.    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, a Performance Unit award under the Plan having a cash value equal to $10,000,000 (the “Award”), payable subject to the terms and conditions set forth in this Agreement and the Plan.

1.2.    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3.    Any payment under this Agreement is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m). The Award shall be construed and administered in a manner consistent with such intent.

2.    Performance Vesting Condition.

(a)For purposes of the Award, the performance period shall commence on January 1, 2018 and end on December 31, 2021 (the “Performance Cycle”). Following the end of the Performance Cycle, 100% of the Award shall vest if, and only if, the average closing price of the Company’s common stock on the New York Stock Exchange over the 30-trading day period beginning on January 4, 2022 and ending on February 15, 2022 (such end date, the “Calculation End Date”) is equal to or greater than $60.00 per share (subject to any equitable adjustments required to account for splits, dividends, combinations, acquisitions, dispositions, recapitalizations and the like) (such vesting condition, the “Vesting Condition”). Any adjustment under this Section 2(a) shall be permitted only to the extent allowed under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation.

(b)    As soon as reasonably practicable after the Calculation End Date, but in any event on or before March 1, 2022, the Committee shall determine and certify whether the Vesting Condition has been achieved (the date of such certification, the “Certification Date”). If the Committee determines that the Vesting Condition has not been achieved, the Award shall be immediately forfeited and terminated on the date of such determination.

3.    Forfeiture of the Award. Notwithstanding anything to the contrary in this Agreement or otherwise, the Award shall be immediately forfeited and terminated if, at any time, on or prior to December 31, 2021, any one or more of the following occurs: (i) the Grantee’s employment with the Company, a Subsidiary or Division is terminated for any or no reason; (ii) a Change in Control occurs; or (iii) the Board approves a transaction, which, if consummated, would constitute a Change in Control. For the avoidance of doubt, in no event shall Grantee become entitled to receive payment under this Agreement in respect of the Award if Grantee receives, or becomes entitled to receive, the “Incentive Payment” following the occurrence of the “Incentive Achievement Date” (as such terms are defined in the Grantee’s employment agreement with the Company dated on or about the date hereof). If, at any time, after December 31, 2021 and on or prior to the Payment Date, the Grantee’s employment with the Company, a Subsidiary or Division is terminated by the Company for Cause or by the Grantee without Good Reason, the Award shall be immediately forfeited and terminated.

4.    Payment Date.

Within ten days following the Certification Date, solely to the extent the Committee has determined pursuant to Section 2(b) that the Vesting Condition has been achieved, and provided that the Award has not been forfeited under the terms of this Agreement, the Company will deliver to the Grantee the payment amount described in Section 1.1 in respect of the Award (such payment date, the “Payment Date”).

5.    Non-transferability.

The Award may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Award. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.    Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.    Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.    Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.    Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.    Incentive Compensation Recoupment.

(a) To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Award granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company (or any of its Subsidiaries) while serving in his capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Company (or any of its Subsidiaries), or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the last date on which Grantee was an Officer.

(b) To the extent not prohibited by applicable law, if Grantee is an Officer, the Board may, in its sole discretion, seek reimbursement of any payment made to Grantee in respect of the Award granted hereunder in the event of a restatement of the Company’s (or any of its Subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Award granted hereunder. In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

(c) If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Award granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Award, as if it had been included on the effective date of this Agreement.

14.    Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ John R. Walter	/s/ David L. Lamp
By: John R. Walter	Name: David L. Lamp
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Performance Unit Award Agreement]